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                                                                    EXHIBIT 10.4



                       EXPEDIA, INC./PEOPLESUPPORT, INC.
                            CUSTOMER SUPPORT SERVICES
                                    AGREEMENT

This Customer Support Services Agreement (the "Agreement") is entered into by and between Expedia, Inc., a Washington corporation located at 13810 SE Eastgate Way, Suite 400, Bellevue, WA 98005 ("EI"), and PeopleSupport, Inc., a Delaware corporation, located at 1100 Glendon Avenue, 14th Floor, Los Angeles, CA 90024 ("COMPANY") to be effective as of December 11, 2000 ("Effective Date").

                                    Recitals

WHEREAS, EI has developed a proprietary application for arranging, planning and reserving air, hotel and car rental transactions on the Internet along with other electronic commerce applications;

WHEREAS, EI operates a web site known as "Expedia," that provides on-line travel services, using its proprietary application; and

WHEREAS, EI has requested that COMPANY provide, and COMPANY has agreed to provide, certain customer support services and other services to the customers of Expedia.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereby agree as follows:

                                    Agreement

1. COMPANY Services.

         (a) General. COMPANY agrees to provide customer support, en route assistance, quality control and other services, including without limitation those identified in Exhibit A (the "Services") to customers of Expedia, on the terms and conditions provided herein in accordance with (i) EI standard customer service policies and procedures as detailed in documentation provided by EI to COMPANY (including, without limitation, EI policies set forth in Exhibit E), which may be modified by EI from time to time in its sole discretion; and (ii) the performance requirements set forth in Exhibit C. The parties shall mutually prepare a procedures manual prior to launch and maintain such manual, setting forth detailed procedures for providing the Services.

         (b) Facilities. COMPANY shall provide, maintain and staff one (1) or more customer care (phone and email support) facilities, (the "Facilities") to provide the Services set forth in Exhibit A of the Agreement. EI owns the toll-free telephone number that will be posted on the Expedia.com Web Site ("Customer Service Number"). COMPANY, at its sole cost, will purchase, install and maintain all software, hardware and telecommunications equipment at the Facilities that are necessary to provide the Services under this Agreement. COMPANY is responsible for maintaining all necessary telecommunications equipment and services at the Facilities to provide the Services, including all costs associated therewith. COMPANY shall



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ensure that the Facilities has, and shall maintain, an infrastructure capable of supporting a variety of communication methods as may be reasonably required by EI. The technology to be provided by COMPANY for purposes of this Agreement shall meet the requirements set forth by EI as provided to COMPANY in writing from time to time. Other facilities may be added as mutually agreed by amendment of this Agreement. The technology to be provided by COMPANY for purposes of this Agreement shall meet the requirements set forth by EI as provided from time to time.

         (c) Software, Hardware and Equipment. It is understood that COMPANY will provide leasehold improvements, telecommunication systems, furniture and fixtures, computers and proprietary software and, as between the parties, this software and equipment will be owned by COMPANY.

         (d) Problem Resolution. COMPANY agrees to resolve customer complaints in a manner that meets or exceeds the performance requirements as set forth in Exhibit C. In the event COMPANY is unable to resolve a problem, COMPANY may escalate the problem to EI-designated representative(s) in accordance with applicable procedures.

         (e) ACD System. COMPANY will maintain an Automatic Call Distribution ("ACD") system capable of providing the information identified in Exhibits C and G to EI in a format designated by EI. If COMPANY changes its current ACD system or adds facilities, COMPANY will ensure that any such new ACD system is capable of providing the information set forth in Exhibits C and G. COMPANY shall provide EI with standard specifications and documentation from its ACD system with respect to the Services provided by COMPANY under this Agreement.

         (f) Disaster Recovery. COMPANY must have a documented disaster recovery plan. Such plan shall set forth the implementation and management of disaster recovery procedures and shall be submitted to Expedia for reasonable review and approval within thirty (30) days of the execution of this Agreement. At a minimum, the disaster recovery plan shall include the following:

         Recovery Plan:

                  -        Contact emergency services, as needed.

                  - Contact TRAVSUP HOTPAGER and notify them of the nature of the problem, the estimated length of the problem and the estimated impact on service delivery.

                  - Contact site and notify them of the same items as in #1 and #2, immediately above

                  - Contact Expedia Customer Service management via e-mail and voicemail and notify them of the same items as in #1 and #2, above

                  - Work to estimate length and severity of problem to determine what level of response is needed."



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         (g) Backup-up Power. COMPANY shall supply line-conditioned, uninterruptible power supply ("UPS") backed-up power to the Facilities in order to protect against line spikes, power surges, and temporary power outages and fluctuations.

         (h) Facilities Access. COMPANY shall take reasonable security measures, at least as great as the precautions it takes to protect its own confidential information, but no less than reasonable care, to keep confidential the Confidential Information of EI. COMPANY shall restrict access to the Facilities as reasonably necessary to ensure the security of EI's Confidential Information.

         (i) Onsite Visit. At EI's discretion, with reasonable advance notice, EI reserves the right to make onsite visits to the Facilities. In connection with such visits, COMPANY will provide to EI, as and when required by EI, access for a reasonable number of EI personnel to office premises at the sites equipped with standard office equipment as available to personnel of COMPANY in proximate offices, at no charge.

         (j) Training. COMPANY will ensure that all its employees and EI-permitted contractors and subcontractors performing any Services hereunder agree to undertake and successfully complete all training programs provided by EI with respect to the Services as EI in its sole discretion deems necessary to prepare COMPANY to provide the Services outlined in this Agreement. Training will be conducted at a mutually agreed upon facility where EI shall provide "train-the-trainer" training at no charge to COMPANY, except that all travel, accommodation and related expenses for COMPANY employees and employees of contractors or subcontractors, shall be the responsibility of COMPANY, or such contractors or subcontractors, respectively. COMPANY acknowledges and agrees that as a result of EI providing "train-the-trainer" training, COMPANY shall be responsible for internal and ongoing training of its personnel after receiving initial "train-the-trainer" training. COMPANY will designate a primary contact to work with EI to address ongoing training needs. EI agrees to provide the necessary training materials, for limited duplication, upon request by COMPANY and following EI approval, to be used by COMPANY to provide training as required under the terms of this Agreement. Further, COMPANY agrees that it shall not charge EI for time that COMPANY employees and employees of contractors or subcontractors spend in "train-the trainer" training. Notwithstanding the foregoing, EI shall pay to COMPANY a "Training Fee" for initial training costs in accordance with the terms set forth in Section 2 below and in Exhibit D.

         (k) Implementation Services. Upon execution of this Agreement, COMPANY shall prepare a implementation plan setting forth detailed procedures for providing the Services (the "Implementation Plan").

         (1) Reporting. For systems under the control of COMPANY, COMPANY shall comply with all applicable reporting requirements by providing EI with the reports specified in Exhibits C and G (each a "Report"), including management reporting and any other information requested from time to time with respect to the Services performed. All Reports shall be complete and accurate. Each Report, whether in electronic or paper format, shall meet the standard Report requirements identified for the Report in Exhibits C and F or as specifically requested by EI from time to time. COMPANY shall deliver each Report, and all supporting documentation therefore, within the time and date specified in Exhibits C or F or as specifically


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requested by EI from time to time. COMPANY shall correct any errors in a Report within five (5) business days following EI's notice specifying the item in respect of which an error may have occurred.

         (m) Confidentiality of Service Requests/Calls. Nothing contained in this Agreement shall give COMPANY or its agents or contractors, the right to use, modify, reproduce, distribute and/or publish any EI customer records, including without limitation reservations, service records or customer complaints resolved by COMPANY during the fulfillment of COMPANY obligations hereunder, all of which shall be considered Confidential Information under
Section 10 of this Agreement.

         (n) Change of Service. The parties agree, that from time to time during the term of this Agreement, EI may request reasonable non-material changes in the scope or manner of performance of the Services being performed by COMPANY hereunder, and that COMPANY shall comply with such non-material changes. Further, the parties agree, that from time to time during the term of this Agreement, EI may request reasonable material changes in the scope or manner of performance of the Services being performed by COMPANY ("Material Change Request"). Upon receipt of each Material Change Request, COMPANY will evaluate the impact that such Change Request will have on the resources required by COMPANY to perform the Services and the amounts then payable to COMPANY hereunder. COMPANY will give written notice to EI as to the results of such evaluation ("Material Change Proposal") within five (5) business days following receipt of that Material Change Request, unless otherwise agreed to by EI. If EI does not receive a Material Change Proposal in response to the applicable Materia1 Change Request within five (5) business days, the Material Change Request is deemed accepted. In the event that the Material Change Proposal establishes that COMPANY'S performance of the Service in compliance with the applicable Material Change Request would materially, and adversely impact COMPANY resources and revenues, the parties agree to negotiate in good faith to reach mutually agreeable terms for the performance of, and payment for the Services requested under the Material Change Request.

2. Payment.

         (a) COMPANY is fully responsible for all costs incurred in providing the Services under this Agreement and all Exhibits hereto, independent of any provision for reimbursement set forth herein.

         (b) EI will pay COMPANY the amounts specified in Exhibit D subject to adjustments, deductions or credits to such amounts as provided for in this Agreement or any Exhibit hereto. COMPANY will invoice EI Accounts Payable on a monthly basis, on or before the fifth-tenth (15th) day of the month following the month for which activity is being invoiced, and shall include full documentation supporting such invoice. Payment terms are net thirty (30) days after receipt of invoice.

3. Ownership and License Grants.

         (a) Use of EI's Name. This Agreement does not constitute a trademark or service mark license. As of the Effective Date, EI shall be deemed to have granted COMPANY a non-



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exclusive, personal, non-transferable, non-assignable, royalty-free license to use the Expedia(R) name solely in conjunction with answering and responding to email inquiries, and incoming Calls from, making outbound callbacks to Expedia customers as necessary for providing Services pursuant to the terms of this Agreement. Such license grant shall remain in effect while this Agreement is in good standing, but shall expire at the expiration or earlier termination of this Agreement. Specific additional terms and conditions pertaining to this license grant are set forth in Exhibit H, which is incorporated herein by this reference. COMPANY may list EI in its customer listing. Notwithstanding the foregoing, COMPANY shall not use EI's name, except as set forth in this Agreement, or as otherwise approved in writing by EI.

         (b) Customer Information. Except as otherwise provided herein, COMPANY acknowledges and agrees that the information acquired by COMPANY in connection with the provision of Services pursuant to this Agreement, including without limitation customer and prospect information, sales information, back office and general ledger data, customer travel reservation and itinerary information, and EI customer lists and updates (including customer names, addresses and telephone numbers) (collectively, "Customer Data") shall be considered proprietary information of EI, including all Customer Data stored using any COMPANY database, and all right, title and interest in the Customer Data is owned by EI. COMPANY shall use such Customer Data only as necessary to perform the Services in accordance with this Agreement and shall maintain such Customer Data in strict confidence in accordance with the provisions of Section 10 hereof. Upon request from EI, COMPANY shall provide EI with any or all Customer Data in COMPANY'S possession. Upon termination or expiration of this Agreement, COMPANY shall within ten (10) days thereafter, or within such other timeframe as EI may reasonably agree to, provide EI with all documents and materials containing Customer Data (including data stored or maintained in electronic format, whether or not created or stored using a COMPANY database), together with all other materials and property of EI, which are in its possession or under its control.

         (c) Custom Tools. At the sole discretion of EI, EI may grant COMPANY a non-exclusive, personal, non-transferable, non-assignable, royalty-free license to access and use certain software tools ("Expedia User Management Tools") developed or to be developed by EI and to be identified from time to time during the term of this Agreement solely for the purpose of assisting COMPANY in providing the Services to Expedia customers under this Agreement. Upon the expiration or termination of this Agreement, COMPANY'S license to use the Expedia User Management Tools will automatically terminate.

         (d) EI Intellectual Property Rights. EI owns all right, title and interest in and to any software or other intellectual property it provides to COMPANY during the term of this Agreement, including without limitation the items listed on Exhibit B, any and all Expedia User Management Tools, and training materials. All software so provided shall he used by COMPANY in accordance with the terms of the End User License Agreement ("EULA") accompanying the software, however, that notwithstanding any provision in a EULA to the contrary, COMPANY may not transfer any such software so provided.

         (e) COMPANY Software License. COMPANY shall grant EI a non-exclusive, personal, non-transferable, non-assignable, royalty-free license to access and use certain intellectual property consisting of all computer programming and/or formatting code or



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operating instructions that is owned or licensed by COMPANY and employed in the delivery of the Services (collectively "COMPANY Intellectual Property"), and to be identified from time to time during the term of this Agreement solely for the purpose of assisting COMPANY in providing the Services to Expedia customers under this Agreement. Upon the expiration or termination of this Agreement, EI's license to use the COMPANY Intellectual Property will automatically terminate.

         (f) COMPANY owns all right, title and interest in and to any COMPANY Intellectual Property that it provides to EI during the term of this Agreement. All COMPANY Intellectual Property so provided shall be used by EI in accordance with the terms of the End User License Agreement ("EULA") accompanying the COMPANY Intellectual Property, if any, however, that notwithstanding any provision in a EULA to the contrary, EI may not transfer any such COMPANY Intellectual Property so provided.

4. Warranties.

         (a)      COMPANY warrants that:

                  (i) It possesses all necessary authority to enter into this Agreement, and that by so doing it does not violate any other agreements to which it is a party; and

                  (ii) The Services will be performed in a professional manner and shall conform in all material respects with the service requirements set forth in this Agreement including, without limitation, those set forth in Exhibits A and C; and

                  (iii) The Services will be performed by (i) employees of COMPANY acting within the scope of their employment who have signed confidentiality agreements with COMPANY (with appropriate acknowledgments of confidentiality) substantially in the form attached as Exhibit K, and

                  (iv) In providing Services to Expedia customers and any other persons or entities, COMPANY shall make no representations nor undertake any obligations on behalf of EI concerning the Services and/or any other EI products or services beyond those expressly made or undertaken by Expedia and communicated to Expedia customers on the Expedia web site. COMPANY, including all of COMPANY'S employees, temporary employees and contractors shall conform to all applicable laws and government rules and regulations. COMPANY assumes all responsibility for providing any training that may be required to ensure compliance with such legal requirements. COMPANY shall offer to Expedia customers only those Services authorized by this Agreement, advising customers requesting other services that Expedia does not provide such services, and then documenting and advising EI of all such requests; and

                   (v) that COMPANY owns, or has valid license to, all worldwide rights, title and interest in the COMPANY Intellectual Property, employed in the delivery of the Services, or licensed to EI, and that such COMPANY Intellectual Property and any and all other software and materials COMPANY publishes or uses in providing the Services under this Agreement do not and will not infringe any intellectual property rights owned



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         by EI or any other person or entity including, but not limited to, any copyright, patent, trademark or trade secret; and

         (vi) Except as otherwise provided in this Agreement, COMPANY will not reproduce, sell, publish, or in any manner commercially exploit the Expedia(R) name or any information or derivatives of information acquired in connection with its provision of Services or allow such reproduction, sale, publication or exploitation by any employee or person retained for the purpose of providing such services except as agreed to in writing by EI; and

         (vii) COMPANY agrees to work cooperatively and professionally in conjunction with third parties who are providing similar services to EI to ensure that Expedia customers receive consistent high quality Services under this Agreement.

         (viii) Prior to the commencement of the work to be performed hereunder and throughout the entire performance by COMPANY, COMPANY shall procure and maintain insurance adequate to cover any and all liability which COMPANY may incur as a result of the performance of work included in this Agreement. Such insurance shall be in a form and with insurers acceptable to EI, and shall comply with the following minimum requirements:

                           (A) Commercial General Liability insurance of the
                  Occurrence Form, with policy limits of not less than Two Million Dollars (US$2,000,000.00) combined single limit each occurrence for Bodily Injury and Property Damage combined, and One Million Dollars (US$1,000,000.00) Personal and Advertising Injury Limit.

                           (B) Professional Liability And Errors & Omissions
                  Liability Insurance with policy limits of not less than Three Million Dollars (US$3,000,000.00) each claim with a deductible of not more than Twenty-five Thousand Dollars (US$25,000.00). Such insurance shall include coverage for infringement of proprietary rights of any third party, including without limitation copyright, trade secret and trademark infringement as related to COMPANY'S performance under this Agreement. Throughout the term of this Agreement, the Professional Liability And Errors & Omissions Liability Insurance retroactive coverage date will be no later than the Effective Date of this Agreement. Upon expiration or termination of this Agreement, COMPANY will maintain an extended reporting period providing that claims first made and reported to the insurance company within one year after the end of this Agreement will deemed to have been made during the policy period.

                  A copy of the certificate of insurance shall be included as Exhibit J. Failure by COMPANY to furnish certificates of insurance or failure by EI to request same shall not constitute a waiver by EI of any of the insurance requirements set forth herein. COMPANY shall notify EI in writing at least thirty (30) days advance if COMPANY'S insurance coverage is to be canceled or materially altered so as not to comply with the requirements of this section.



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                  In the event of such failure on the part of COMPANY to provide the certificates as requested herein, and in the event of liability or expense incurred by EI as a result of such failure by COMPANY, COMPANY hereby agrees to indemnify EI for all liability and expense (including reasonable attorneys' fees and expenses associated with establishing the right to indemnity) incurred by EI as a result of such failure by COMPANY; and

                    (ix) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COMPANY AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND (EXCEPT AS SET FORTH IN SECTION 7(a)) INDEMNIFICATION.

         (b) EI warrants that:

                  (i) Any services performed by EI pursuant to this Agreement will, be performed in a professional manner; and

                  (ii) The Expedia User Management Tools do not and will not infringe any intellectual property rights owned by any other person or entity including, but not limited to, any copyright, patent, trademark or trade secret to the extent that COMPANY will be required to refrain from using such tools (and EI will not be able to provide substitute technology which reasonably provides the same or similar functionality) with the overall result that COMPANY will not be able to reasonably perform the Services as intended herein; and

                  (iii) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EI AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SOFTWARE AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND (EXCEPT AS SET FORTH IN SECTION 7(d)) INDEMNIFICATION.

5. Personnel

         (a) COMPANY personnel assigned to Expedia shall be employees of COMPANY and not employees of EI and shall remain under the direction and control of COMPANY. These COMPANY personnel shall receive such salaries, compensation and benefits as COMPANY shall determine. COMPANY agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance and other benefits, and all salaries, benefits and other costs of such COMPANY personnel.


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         (b) Notwithstanding the foregoing, COMPANY personnel assigned to
Expedia shall adhere to EI quality control standards as set forth in Exhibit C.

         (c) EI shall have the option to participate in any decisions regarding any assignment of COMPANY personnel to Expedia. COMPANY acknowledges EI' right to require immediate removal and prompt replacement from the Expedia team, any COMPANY employee, or agent performing COMPANY'S obligations under this Agreement who engages in any conduct prohibited by law or inconsistent with EI policy as set forth in Exhibit E, so long as such removal and replacement is not discriminatory or in violation of law.

6. Non-Competition and Non-Solicitation.

         (a) COMPANY personnel shall not target or solicit Expedia customers for any other COMPANY supported business or any additional travel business beyond provision of the Services governed by this Agreement, nor shall COMPANY use information gained in the provision of the Services to compete with Expedia in providing travel services.

         (b) Notwithstanding the preceding section 6(a), COMPANY shall not be prohibited from providing services to Expedia customers who contact COMPANY independently (other than in conjunction with Expedia), or whose names appear on mailing lists developed independently of Expedia or who were customers of COMPANY prior to the Effective Date.

         (c) EI shall not solicit COMPANY personnel assigned to Expedia to work for EI without prior written consent of COMPANY.

7. Indemnification.

          (a) COMPANY Indemnification. COMPANY agrees to indemnify, defend, and hold EI harmless from and against any and all claims, actions, demands, and costs, including reasonable attorneys' fees and expenses arising out of or in connection with third party claims related to the COMPANY Intellectual Property, and/or as a result of the performance of the Services provided under this Agreement by COMPANY or its employees, independent contractors or subcontractors and agents ("COMPANY Indemnified Claims"). Acts for which COMPANY shall indemnify EI include, but shall not be limited to, representations or obligations undertaken on behalf of EI concerning the Services to customers which exceed the scope of the Services as set forth in this Agreement; any act or omission in violation of any applicable government statutes, laws, rules and regulations or industry rules and regulations. In addition, COMPANY agrees to defend EI against, and pay the amount of any adverse final judgment or settlement to which COMPANY consents resulting from, any third party claim(s) ("Indemnified IP Claims") that the COMPANY Intellectual Property and/or COMPANY'S provision of any services pursuant to this Agreement, infringes any third party patent, copyright, trademark or trade secret enforceable under the laws of the United States; provided that COMPANY is notified promptly in writing of the Indemnified IP Claim and has sole control over its defense and settlement, and EI provides reasonable assistance in the defense and/or settlement of such claim. EI reserves the right to control the defense of any COMPANY Indemnified Claim and to conduct all proceedings or negotiations in connection therewith, and if it so undertakes, all other proceedings or negotiations to settle or defend any such COMPANY Indemnified Claim shall be at EI' expense, provided that (i) COMPANY shall

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have the right to approve of any settlement of any such COMPANY Indemnified
Claim; such approval shall not be unreasonably withheld, and (ii) EI shall he responsible for payment of all attorneys' fees incurred by EI after it has exercised its right to control the defense. COMPANY shall pay any and all expenses and other reasonable costs incurred by EI arising in connection with its obligations under this Section 7(a) promptly upon demand.

         (b) EI General Indemnification. EI agrees to indemnify, defend and hold COMPANY harmless from and against any and all claims, actions, demands, liabilities, and costs, including reasonable attorneys' fees and expenses, arising out of or in connection with third party claims as a result of (i) the business of Expedia unless arising out of or in connection with circumstances for which COMPANY is indemnifying EI pursuant to Section 7(a) above; and (ii) any injuries to the person or property of any Expedia customer while traveling on an Expedia itinerary unless arising out of or in connection with the negligence of COMPANY ("EI Indemnified Claim"). COMPANY reserves the right to control the defense of any EI Indemnified Claim and to conduct all proceedings or negotiations in connection therewith, and, if it so undertakes, all other proceedings or negotiations to settle or defend any such EI Indemnified Claim shall be at COMPANY'S expense, provided that (i) EI shall have the right to approve of any settlement of any such EI Indemnified Claim, such approval shall not be unreasonably withheld, and (ii) COMPANY shall be responsible for payment of all attorneys' fees incurred by COMPANY after it has exercised its right to control the defense. EI shall pay any and all expenses and other costs incurred by COMPANY arising in connection with its obligations under this Section 7(b) promptly upon demand.

8. Term and Default.

         (a) This Agreement shall commence as of the Effective Date, and shall continue in force for a period of three (3) years (the "Term"), unless earlier terminated by EI as provided in this Agreement or Exhibits hereto.

         (b) For Breach. In the event that either party materially breaches any provision of this Agreement, the non-breaching party will give the party in default written notice specifying the nature of the breach ("Notice of Default"). In the event that the defaulting party fails to cure such breach within thirty (30) days after receipt of the Notice of Default, then the non-breaching party may terminate this Agreement immediately upon the expiration of the thirty (30) day notice period.

         (c) Uncurable Breach. In the event either party causes a material breach of the provisions of Sections 1(1), 3(b), 6(a), or 10, such breach will justify termination for cause, and the non-breaching party may terminate this Agreement immediately with no further obligations under this Agreement.

         (d) For Convenience. After the sixteen (16) months of this Agreement have elapsed, EI shall have the right to terminate this Agreement for convenience at any time upon sixty (60) days prior written notice to COMPANY (the "Notice Period"). In the event of such termination, any amounts unpaid for Services and/or other amounts relating to the period prior to the expiration of the Notice Period, remain payable under the terms of this Agreement and obligations of both parties shall cease to accrue after the expiration of the Notice Period.

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         (e) Other Remedies. All remedies set forth in this Section 8 shall be in addition to and not in lieu of all other remedies available under this Agreement, at law or in equity.

         (f) Survival. Sections 7, 8(f), 8(g), 10, 11, 14 and 15 of this Agreement shall survive expiration or termination for any reason.

         (g) Transition. Upon the expiration or earlier termination of this Agreement, COMPANY shall cooperate with EI to assist in the orderly transition of Services to EI, or as EI may direct, in a professional manner, with no disruption to the Services.

9. Default in Performance and Remedies. During the term of this Agreement:

         (a) COMPANY acknowledges and agrees that if the Monthly SPM drops below seventy-five (75), the Minimum Commitment Volume (defined in Exhibit D) shall no longer apply. The parties agree that in the event that the Minimum Commitment Volume no longer applies due to a drop in the Monthly SPM, the Minimum Commitment Volume may only be re-establish following the completion of a subsequent calendar month in which COMPANY has maintained the Monthly SPM at or above seventy (75).

         (b) Additionally, in the event that COMPANY cannot meet the Monthly SPM set forth in Exhibit C any three (3) months during a rolling twelve (12) month period, EI shall have the right to terminate this Agreement for cause, with no further obligation to COMPANY under this Agreement.

         (c) All remedies set forth in this section shall be in addition to and not in lieu of any other remedies available to EI under this Agreement at law or in equity.

10. Confidentiality and Publicity.

         (a) EI and COMPANY agree that the terms of the Non-Disclosure Agreement executed by the parties, dated and attached hereto as Exhibit I shall be deemed incorporated herein, and further, that all terms and conditions of this Agreement shall be deemed Confidential Information as defined in such Non-Disclosure Agreement.

         (b) The parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that the parties may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

         (c) COMPANY shall not issue any press release or advertising concerning COMPANY'S relationship with EI and the Services hereunder, without EI' written pre-approval.

11. Notices and Requests. All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are (i) deposited in the mail, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air courier, charges prepaid, with a confirming telefax; or (iii) transmitted, if transmitted by facsimile, and addressed as follows:

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Notices to COMPANY:

           PEOPLESUPPORT, INC.                      With a copy to:
           1100 Glendon Avenue
           14(th) Floor                             PEOPLESUPPORT, INC.
           Los Angeles, CA 90024                    555 Washington Avenue
                                                    St. Louis, MO 63101

           ATTN: Corporate Counsel

           Phone: (310) 824-6056                    ATTN: Joe Jaworski
           Fax: (310) 824-6355                      Vice President of Operations
                                                    Phone: (314) 436-6000
                                                    Fax: (314) 436-0277


 Notices to EI:

           EXPEDIA, INC.
           13810 SE Eastgate Way, Suite 400
           Bellevue, WA 98005 U.S.A.
           ATTN: Director of Customer Service
           Phone: (425) 564-7200
           Fax:   (425) 564-7242

         With a copy to: Senior Vice President of Operations

         With a copy to: General Counsel

or to such other address as the party to receive the notice or request so designates by written notice to the other.

12. Audits and Onsite Visits. COMPANY agrees to maintain accurate and adequate books and records related to the Services for the following period of time: (i) for any applicable statute of limitations; (ii) for any compulsory extension or tolling of any applicable statute of limitations; and (iii) for any reasonable voluntary extension by EI of any statute of limitations under circumstances in which the governmental entity could otherwise compel an extension; provided however, that in no case will such period be less than five (5) years. EI may audit the books and records of COMPANY relating directly to the provision of COMPANY's performance of the Services under this Agreement and may consult with COMPANY's accountants as is reasonable to verify COMPANY's compliance with the terms of this Agreement. Any such audit shall be performed by an independent auditor and shall be paid for by EI unless material discrepancies are disclosed. "Material" shall mean a discrepancy of one percent (1%) or higher between amounts billed to EI and COMPANY's records. If material discrepancies are disclosed, COMPANY agrees to reimburse EI for the reasonable costs associated with the audit. COMPANY agrees to promptly correct any deficiencies detected in the audit and shall promptly refund or deduct from amounts payable, not to exceed total



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
payments outstanding at the time of the refund, any overpayments disclosed by such an audit, except for specific past instances of non-monetary noncompliance not capable of correction due to the passage of time. In the event that COMPANY fails to refund any overpayment disclosed by the audit within thirty (30) days from the date of the audit report, EI may, at its election, set-off any such overpayment against any money subsequently due by EI to COMPANY. In the event the discrepancy indicates that EI has been undercharged, COMPANY may add the additional charges to a subsequent invoice, and EI will pay the invoice in accordance with the provisions set forth in this Agreement. Any audit will be conducted during COMPANY's normal business hours in such a manner as not to unreasonably interfere with COMPANY's normal business activities. At such times, EI and its agents shall be entitled to enter all locations of COMPANY necessary to provide or otherwise to support or to account for the Services, to conduct the foregoing audits, and to examine and make copies of all books and records regarding any or all information which EI is permitted to audit hereunder.

 13. Taxes

         (a) The amounts to be paid by EI to COMPANY herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, (i) any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of goods and services to EI by COMPANY under this Agreement, (ii) taxes imposed or based on or with respect to or measured by any net or gross income or receipts of COMPANY, (iii) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (iv) any taxes imposed or assessed after the date upon which this Agreement is terminated, (v) taxes based upon or imposed with reference to COMPANY'S real and/or personal property ownership and (vi) any taxes similar to or in the nature of those taxes described in (i), (ii), (iii),
(iv) or (v) above, now or hereafter imposed on COMPANY (all such amounts, together with any penalties, interest or any additions thereto, collectively "Taxes"). EI is not liable for any Taxes incurred in connection with or related to the sale of goods and services under this Agreement, and all such Taxes shall be the financial responsibility of COMPANY, provided that EI shall pay to COMPANY Collected Taxes as indicated below. COMPANY agrees to indemnify, defend and hold EI harmless from any Taxes (other than Collected Taxes) or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such Taxes.

         (b) Any sales or use taxes described above that (i) are owed by EI solely as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required to be collected from EI by COMPANY under applicable law, and (iii) are based solely upon the amounts payable under this Agreement (such taxes the "Collected Taxes"), shall be stated separately as applicable on COMPANY's invoices and shall be remitted by EI to COMPANY, whereupon COMPANY shall remit to EI official tax receipts indicating that such Collected Taxes have been collected by COMPANY. EI may provide to COMPANY an exemption certificate (including without limitation a resale certificate) in which case COMPANY shall not collect the taxes covered by such certificate. COMPANY agrees to take such steps as are requested by EI to minimize such Collected Taxes in accordance with all relevant laws and to cooperate with and assist EI, at EI's request, in challenging the validity of any Collected Taxes or taxes otherwise paid by EI. COMPANY shall indemnify and hold EI harmless from any Collected Taxes, penalties, interest, or additions to tax arising from amounts paid by EI to COMPANY under this Agreement, that are asserted or assessed against EI to the extent such amounts relate to amounts that are paid to or collected by COMPANY from EI under this section. If any taxing authority refunds any tax to COMPANY which EI originally paid to COMPANY, or COMPANY otherwise becomes aware that any tax was incorrectly and/or erroneously collected from EI, or COMPANY otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly and/or erroneously receiving Collected Taxes from EI, then COMPANY shall promptly remit to EI an amount equal to such refund, incorrect collection or tax benefit as the case may be plus any interest thereon.

         (c) If taxes are required to be withheld on any amounts otherwise to be paid by EI to COMPANY, EI will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At COMPANY'S written request and expense, EI will use reasonable efforts to cooperate with and assist COMPANY in obtaining tax certificates or other appropriate documentation evidencing such payment, provided, however, that the responsibility for such documentation shall remain with COMPANY.

         (d) This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

14. Limitation Of Liability. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 7 AND ANY BREACH OF SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF OR UNAUTHORIZED ACCESS TO INFORMATION, AND THE LIKE, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR UNDER ANY OTHER LEGAL THEORY, WHETHER FORESEEABLE OR NOT AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL EI BE LIABLE TO COMPANY FOR AN AMOUNT IN EXCESS OF THE TOTAL DOLLAR AMOUNT ACTUALLY PAID BY EI TO COMPANY FROM PURSUANT TO SECTION 2 HEREOF.

15. General.

          (a) This Agreement shall be construed and controlled by the laws of the State of Washington. In the event that COMPANY brings a legal action against EI, EI consents to jurisdiction and venue in the state and federal courts sitting in the State of California. In the event that EI brings a legal action against COMPANY, COMPANY consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. Process may be served on either party by US Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by law.

         (b) Neither this Agreement, nor any terms or conditions contained herein, shall be construed as creating a partnership, joint venture, agency relationship or franchise. COMPANY is an independent contractor for EI. COMPANY will employ its own employees in order to perform and satisfy its obligations under this Agreement. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment. COMPANY further agrees to be solely responsible for, and to indemnify and hold EI harmless against any and all federal and state taxes, tax withholding, social security, unemployment insurance, and other taxes and benefits resulting from COMPANY'S relationship with its employees and independent contractors.

         (c) This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications with respect to the subject matter hereof, with the exception of the Non-Disclosure Agreement between the parties referenced herein. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of COMPANY and EI by their respective duly authorized representatives.

         (d) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         (e) If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

         (f) The rights and obligations hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, provided any rights or obligations hereunder shall not be assigned by COMPANY without the prior written consent of EI. Notwithstanding the foregoing, if COMPANY is reorganized into another form of entity with the effect that the new entity owns substantially all of the current assets and business of COMPANY and that the new entity is controlled by the same person(s) as currently control COMPANY, this Agreement may be assigned to such new entity without prior written consent of EI.

         (g) In any suit or action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys' fees.

         (h) The section headings herein are for the convenience of the parties and shall not be deemed to supersede or modify any provisions.

         (i) If either party is unable to perform under this Agreement due to circumstances or causes beyond its control, and which could not by reasonable diligence have been avoided, such party shall have the option, without liability, of suspending performance of its obligations under this Agreement for the duration of such contingency upon written notice to the other party. However, either party may terminate this Agreement upon written notice to the other party in the event that such other party has suspended performance of its obligations under this Agreement for more than thirty (30) days.

         (k) This Agreement does not constitute an offer by EI and shall not be effective until signed by both parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXPEDIA, INC.                                       PEOPLESUPPORT, INC.
10834 SE Eastgate Way,                              1100 Glendon Avenue,
Suite 400                                           14(th) Floor
Floor Bellevue, WA 98005                            Los Angeles, CA 90024


/s/ GREGORY STANGER                                 /s/ LANCE ROSENZWEIG
-------------------------                           -----------------------
By                                                  By

Gregory Stanger                                     Lance Rosenzweig
-------------------------                           -----------------------
Name (print)                                        Name (print)


Sr. Vice President & CFO                            CEO & Chairman
-------------------------                           -----------------------
Title                                               Title




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